Exhibit 99.1

National Energy Services Reunited Corp. Reports First Quarter 2026 Financial Results

●	Revenue for the quarter ended March 31, 2026, is $404.6 million, reflecting an increase of 33.5% year-over-year and 1.6% sequentially
●	Net income for the quarter ended March 31, 2026, is $23.8 million, improving 205.4% sequentially and 129.3% year-over-year
●	Diluted Earnings per Share (EPS) for the three months ended March 31, 2026 is $0.23, representing an increase of 109.1% year-over-year and 201.3% sequentially
●	Adjusted EBITDA (a non-GAAP measure)** for the quarter ended March 31, 2026, is $76.7 million, improving 22.7% year-over-year
●	Operating cash flow for the quarter ended March 31, 2026, is $30.7 million, growing 50.1% year-over-year

HOUSTON, May 11, 2026 – National Energy Services Reunited Corp. (“NESR” or the “Company”), a leading integrated energy services provider in the Middle East and North Africa (“MENA”), today announced its financial results as of and for the three-month period ended March 31, 2026. The Company delivered the following results for the periods presented:

	Three Months Ended			Variance
(in thousands except per share amounts and percentages)	March 31, 2026	December 31, 2025	March 31, 2025	Sequential	Year- over- year

Revenue	$404,586	$398,262	$303,102	1.6%	33.5%
Net income	23,827	7,803	10,391	205.4%	129.3%
Adjusted net income (non-GAAP)**	26,733	31,879	12,963	(16.1)%	106.2%
Adjusted EBITDA (non-GAAP)**	76,671	84,414	62,463	(9.2)%	22.7%
Diluted EPS	0.23	0.08	0.11	201.3%	109.1%
Adjusted Diluted EPS (non-GAAP)**	0.26	0.32	0.14	(17.8)%	85.7%

**The Company presents its financial results in accordance with generally accepted accounting principles in the United States of America (“GAAP”). However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1, 2, 3, and 4 below for reconciliations of GAAP to non-GAAP financial measures. The Consolidated Balance Sheets, Consolidated Statements of Operations, and Consolidated Statements of Cash Flows are derived from the consolidated financial statements presented in our Quarterly Report on Form 10-Q as of and for the three months ended March 31, 2026.

Stefan Angeli, Chief Financial Officer, commented, “First Quarter 2026 delivered outstanding results despite the geopolitical conflict with strong operational execution driving continued growth and profitability. Revenue reached $404.6m, an all-time high, supported by sustained activity across our core markets and increasing contributions from our hydraulic fracturing operations, particularly in our Saudi Arabia’s Jafurah unconventional field.

Net income increased to $23.8 million, underscoring the growing earnings power of the business as we scale. Adjusted EBITDA is $76.7 million, demonstrating the resilience of our operating model and the benefits of disciplined execution, even against a significantly more complex operating backdrop.  We generated $30.7 million of operating cash flow while absorbing working capital build related to Ramadan and higher activity, with net debt broadly stable versus year-end and free cash flow largely in line with the prior year quarter.  We continue to execute at scale and capitalize on the multi-year opportunity set in the region.”

Sherif Foda, Chairman and Chief Executive Officer, commented, “Amid an escalation in regional security tensions driven by recent conflict in the Middle East, NESR delivered a strong start to 2026, underpinned by resilient operations and continued client trust across our core markets. We maintained uninterrupted activity at scale, supported by secure supply chains, localized capabilities, and proven operational agility. We focused on the reliable supply of inventory and products to maintain operating capacity and capabilities despite the logistics challenges and sharp increase of costs. Recent multi-year contract awards in Kuwait and North Africa further reinforce our competitive positioning and long-term growth visibility. We reiterate our commitment to the clients by being physically by their side, and I visited the majority of our operating units across the region as we see accelerated investment potential to diversify and increase both Oil and Gas capacity in the region.”

Net Income and Adjusted Net Income Results

Net income for the quarter ended March 31, 2026, is $23.8 million, increasing $16.0 million sequentially and $13.4 million year-over-year. The increases were primarily attributable to strong flow-through from incremental revenue generated by higher activity levels in the Company’s hydraulic fracturing and well testing service lines.

Adjusted net income for the quarter is $26.7 million and included $2.9 million of “Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS,” primarily attributable to $2.1 million of other write-offs (recoveries) and provisions (releases of provisions). The $2.1 million includes $3.6 million of foreign currency transaction remeasurement losses, partially offset by a $1.3 million favorable adjustment to the Company’s lease accounting provisions. A detailed reconciliation of net income and diluted EPS to Adjusted Net Income and Adjusted Diluted EPS, including a complete list of adjusting items, is presented in Table 1 below under “Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS.”

The Company reported $0.23 of diluted EPS for the quarter ended March 31, 2026, improving $0.15 sequentially and $0.12 year-over-year. Adjusted for the impact of Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS, Adjusted Diluted EPS, a non-GAAP measure described in Table 1 below, for the quarter ended March 31, 2026, is $0.26.

Adjusted EBITDA Results

The Company produced Adjusted EBITDA of $76.7 million during the quarter ended March 31, 2026, up 22.7% year-over-year. Adjusted EBITDA includes adjustments for certain Total Charges and Credits impacting Adjusted EBITDA (those not related to interest, taxes, and/or depreciation and amortization). The Company posted the following results for the periods presented:

(in thousands)	Quarter ended March 31, 2026	Quarter ended December 31, 2025	Quarter ended March 31, 2025
Revenue	$404,586	$398,262	$303,102
Adjusted EBITDA	$76,671	$84,414	$62,463

A detailed reconciliation of net income to Adjusted EBITDA, including a complete list of adjusting items, is presented in Table 2 below under “Reconciliation of Net Income to Adjusted EBITDA.”

Balance Sheet

Cash and cash equivalents were $93.0 million as of March 31, 2026, compared to $124.8 million as of December 31, 2025, and $78.7 million as of March 31, 2025.

Free cash flow, a non-GAAP measure, for the quarter ended March 31, 2026, is negative $5.3 million, compared to negative $9.6 million for the same period in 2025. The increase is primarily attributable to higher net income in 2026 as compared to 2025, partially offset by higher capital expenditures during the three months ended March 31, 2026. A reconciliation of the applicable GAAP measures to free cash flow is presented in Table 3, titled “Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow.”

Total debt as of March 31, 2026, is $287.4 million, of which $111.9 million is classified as short-term, compared to $310.1 million and $118.8 million, respectively, as of December 31, 2025. Net Debt, a non-GAAP measure defined as current installments of long-term debt, short-term borrowings, and long-term debt, less cash and cash equivalents, totaled $194.4 million as of March 31, 2026, compared to $185.3 million as of December 31, 2025. The increase in Net Debt is primarily driven by lower cash and cash equivalents at March 31, 2026, relative to December 31, 2025, reflecting seasonal cash and working capital requirements. A reconciliation of the applicable GAAP measures to Net Debt is presented in Table 4, “Reconciliation to Net Debt.”

In May 2026, the Company approved a capital return program consisting of (i) a quarterly cash dividend, anticipated to commence in the fourth quarter of 2026, at an expected rate of $0.10 per Ordinary Share, and (ii) authorization for the repurchase of up to $50.0 million of the Company’s Ordinary Shares from time to time through open market transactions, privately negotiated transactions, or otherwise, at prevailing market prices and subject to market conditions, applicable legal requirements, and liquidity considerations.

About National Energy Services Reunited Corp.

Founded in 2017, NESR is one of the largest national oilfield services providers in the MENA and Asia Pacific regions. With over 7,000 employees, representing more than 60 nationalities in 16 countries, the Company helps its customers unlock the full potential of their reservoirs by providing Production Services such as Hydraulic Fracturing, Cementing, Coiled Tubing, Filtration, Completions, Stimulation, Pumping and Nitrogen Services. The Company also helps its customers to access their reservoirs in a smarter and faster manner by providing Drilling and Evaluation Services such as Drilling Downhole Tools, Directional Drilling, Fishing Tools, Testing Services, Wireline, Slickline, Drilling Fluids and Rig Services.

Conference Call

A conference call is scheduled for 8:00 AM ET on May 11, 2026, to discuss the financial results. Investors, analysts and members of the media are invited to participate by dialing in to the U.S. toll-free line at 1-877-407-0890 or the international line at 1-201-389-0918, approximately 10 minutes prior to the start of the call.

A live, listen-only earnings webcast will also be broadcast simultaneously under the “Investors” section of the Company’s website at www.nesr.com. Following the end of the conference call, a replay will be available after the event under the “Investors” section of the Company’s website.

Forward-Looking Statements

This communication contains forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Any and all statements contained in this communication that are not statements of historical fact, may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of these terms) may identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this communication may include, without limitation, the plans and objectives of management for future operations, projections of income or loss, earnings or loss per share, capital expenditures, dividends, capital structure or other financial items, the Company’s future financial performance, expansion plans and opportunities, completion and integration of acquisitions, and the assumptions underlying or relating to any such statement.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation: catastrophic events, geopolitical conflict, the level of capital spending by our customers, political, market, financial and regulatory risks, including those related to the geographic concentration of our operations and customers, our operations, including maintenance, upgrades and refurbishment of our assets, may require significant capital expenditures, which may or may not be available to us, operating hazards inherent in our industry and the ability to secure sufficient indemnities and insurance, our ability to successfully integrate acquisitions, competition, including for capital and technological advances, and other risks and uncertainties set forth in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”).

You are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. The Company disclaims any obligation to update the forward-looking statements contained in this communication to reflect any new information or future events or circumstances or otherwise, except as required by law. You should read this communication in conjunction with other documents which the Company may file or furnish from time to time with the SEC.

The preliminary financial results for the Company as of and for the three-month period ended March 31, 2026, included in this press release, represent the most current information available to management. The Company’s actual results when disclosed in its subsequent Quarterly Report on Form 10-Q may differ from these preliminary results as a result of the completion of the Company’s financial statement closing procedures, final adjustments, completion of the independent registered public accounting firm’s audit procedures, and other developments that may arise between now and the disclosure of the final results.

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In US$ thousands, except share data)

	March 31, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$92,956	124,797
Accounts receivable, net	227,932	178,020
Unbilled revenue	171,341	121,186
Service inventories	96,206	94,834
Prepaid assets	9,706	13,237
Retention withholdings	26,214	33,125
Other receivables	54,753	54,511
Other current assets	10,513	10,664
Total current assets	689,621	630,374
Non-current assets
Property, plant and equipment, net	476,154	465,454
Intangible assets, net	42,434	47,086
Goodwill	645,095	645,095
Operating lease right-of-use assets	25,977	20,300
Other assets	44,649	43,210
Total assets	$1,923,930	$1,851,519

Liabilities and equity
Liabilities
Accounts payable and accrued expenses	483,048	421,064
Current installments of long-term debt	64,500	64,500
Short-term borrowings	47,353	54,250
Income taxes payable	30,843	25,092
Other taxes payable	15,152	12,351
Operating lease liabilities	1,984	2,948
Other current liabilities	17,408	24,715
Total current liabilities	660,288	604,920

Long-term debt	175,542	191,378
Deferred tax liabilities	918	1,691
Employee benefit liabilities	36,971	36,321
Non-current operating lease liabilities	22,683	18,447
Other liabilities	32,319	30,846
Total liabilities	928,721	883,603

Commitments and contingencies

Equity
Preferred shares, no par value; unlimited shares authorized; none issued and outstanding at March 31, 2026, and December 31, 2025, respectively	-	-
Ordinary shares and additional paid-in capital, no par value; unlimited shares authorized; 100,847,255, and 100,787,173 shares issued and outstanding at March 31, 2026, and December 31, 2025, respectively	906,311	902,845
Retained income	88,829	65,002
Accumulated other comprehensive income	69	69
Total equity	995,209	967,916
Total liabilities and equity	$1,923,930	$1,851,519

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In US$ thousands, except share data and per share amounts)

	For the three-month period ended
Description	March 31, 2026	March 31, 2025

Revenues	$404,586	$303,102
Cost of services	(352,755)	(265,647)
Gross profit	51,831	37,455
Selling, general, and administrative expenses (excluding Amortization)	(11,103)	(11,821)
Amortization	(4,693)	(4,693)
Operating income	36,035	20,941
Interest expense, net	(6,543)	(8,284)
Other income, net	1,449	1,059
Income before income tax	30,941	13,716
Income tax expense	(7,114)	(3,325)
Net income	$23,827	$10,391

Weighted average shares outstanding:
Basic	100,803,435	96,139,181
Diluted	102,931,550	96,710,484

Earnings per share:
Basic	$0.24	$0.11
Diluted	$0.23	$0.11

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(In US$ thousands)

	For the three-month period ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net income	$23,827	$10,391
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,779	36,035
Share-based compensation expense	2,502	1,856
(Gain) on disposal of assets	(373)	(363)
Non-cash interest (income)	(192)	(143)
Deferred tax expense (benefit)	1,132	(1,239)
Allowance for doubtful receivables and unbilled revenue	480	(16)
Charges on obsolete service inventories	853	920
Impairments and other charges	-	1,118
Other operating activities, net	25	38
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(50,392)	(27,524)
(Increase) decrease in unbilled revenue	(50,154)	(18,339)
(Increase) decrease in retention withholdings	6,910	8,834
(Increase) decrease in inventories	(2,224)	(5,567)
(Increase) decrease in prepaid assets	3,531	746
(Increase) decrease in other current assets	429	(2,646)
(Increase) decrease in other long-term assets and liabilities	(1,934)	2,137
Increase (decrease) in accounts payable and accrued expenses	61,419	15,094
Increase (decrease) in other current liabilities	1,127	(847)
Net cash provided by operating activities	30,745	20,485

Cash flows from investing activities:
Capital expenditures	(36,004)	(30,124)
IPM investments	-	-
Proceeds from disposal of assets	402	637
Other investing activities	(833)	(2,000)
Net cash used in investing activities	(36,435)	(31,487)

Cash flows from financing activities:
Proceeds from long-term debt	-	-
Repayments of long-term debt	(16,125)	(17,537)
Proceeds from short-term borrowings	19,587	26,841
Repayments of short-term borrowings	(26,498)	(26,252)
Payments on capital leases	(1,000)	(710)
Payments on seller-provided financing for capital expenditures	(1,265)	(601)
Other financing activities, net	-	-
Net cash used in financing activities	(25,301)	(18,259)

Effect of exchange rate changes on cash	-	-
Net increase (decrease) in cash, cash equivalents, and restricted cash	(30,991)	(29,261)
Cash and cash equivalents, beginning of period	132,696	107,956
Cash, cash equivalents, and restricted cash, end of period	$101,705	$78,695

NATIONAL ENERGY SERVICES REUNITED CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(In US$ thousands except per share amounts)

The Company uses and presents certain key non-GAAP financial measures to evaluate its business and trends, measure performance, prepare financial projections and make strategic decisions. Included in this release are discussions of earnings before interest, income tax and depreciation and amortization adjusted for certain non-recurring and non-core expenses (“Adjusted EBITDA”), net income and diluted earnings per share (“EPS”) adjusted for certain non-recurring and non-core expenses (“Adjusted Net Income” and “Adjusted Diluted EPS,” respectively), as well as a reconciliation of these non-GAAP measures to net income and diluted EPS, respectively, in accordance with GAAP. The Company also discusses the non-GAAP balance sheet measure of the sum of our recorded current installments of long-term debt, short-term borrowings, and long-term debt less cash and cash equivalents (“Net Debt”) in this release and provides a reconciliation to the GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt to Net Debt. The Company also discusses Free Cash Flow reconciled to Operating Cash Flow.

The Company believes that the presentation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS provides useful information to investors in assessing its financial performance and results of operations as the Company’s board of directors, management and investors use Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to compare the Company’s operating performance on a consistent basis across periods by removing the effects of changes in capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), items that do not impact the ongoing operations (transaction, integration, and startup costs) and items outside the control of its management team. Similarly, Net Debt is used by management as a liquidity measure used to illustrate the Company’s debt level absent variability in cash and cash equivalents, and the Company believes that the presentation of Net Debt provides useful information to investors in assessing its financial leverage. Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered as an alternative to operating income, net income, or diluted EPS, respectively, the most directly comparable GAAP financial measures. Net Debt also should not be considered as an alternative to GAAP measures of cash and cash equivalents, current installments of long-term debt, short-term borrowings, and long-term debt. Finally, Free Cash Flow is used by management as a liquidity measure to illustrate the Company’s ability to produce cash that is available to be distributed in a discretionary manner, after excluding investments in capital assets. Free Cash Flow should not be considered as an alternative to Net cash provided by (used in) operations or Net cash provided by (used in) investing activities, respectively, the most directly comparable GAAP financial measures. Non-GAAP financial measures have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measure. You should not consider non-GAAP measures in isolation or as a substitute for an analysis of the Company’s results as reported under GAAP.

Table 1 - Reconciliation of Net Income and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS

	Quarter ended			Quarter ended		Quarter ended
	March 31, 2026			December 31, 2025		March 31, 2025
	Net	Diluted		Net	Diluted	Net	Diluted
	Income	EPS		Income	EPS	Income	EPS

Net Income	$23,827	$0.23		$7,803	$0.08	$10,391	$0.11
Add/(Subtract): Charges and Credits impacting Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS:
Costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation	28	-		258	-	1,488	0.02
Impairments	-	-		8,076	0.08	1,118	0.01
Current expected credit loss (releases) provisions	455	-		7,112	0.07	(227)	-
Litigation (releases) provisions	248	-		248	-	(837)	(0.01)
Restructuring projects	67	-		4,712	0.05	-	-
Loss of inventory in fire	-	-		-	-	-	-
Other write-offs (recoveries) and provisions (release of provisions)	2,108	0.02		3,670	0.04	1,030	0.01
Total Charges and Credits impacting Adjusted EBITDA (1)	2,906	0.03	(3)	24,076	0.24	2,572	0.03
Add/(Subtract): Charges and Credits impacting only Adjusted Net Income and Adjusted Diluted EPS:
Adjustments to uncertain tax positions and unrecognized tax benefits	-	-		-	-	-	-
Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS (2)	2,906	0.03		24,076	0.24	2,572	0.03
Total Adjusted Net Income and Adjusted Diluted EPS	$26,733	$0.26		$31,879	$0.32	$12,963	$0.14

(1)	In the quarter ended March 31, 2026, Total Charges and Credits impacting Adjusted EBITDA included $0.0 million (as rounded) of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $0.5 million of current expected credit loss (releases) provisions, $0.2 million of litigation (releases) provisions, $0.1 million of restructuring projects, and $2.1 million of other write-offs (recoveries) and provisions (release of provisions) primarily related to foreign currency transaction remeasurement losses partially offset by a favorable adjustment to the Company’s lease accounting provisions, as described above. In the quarter ended December 31, 2025, Total Charges and Credits impacting Adjusted EBITDA included $0.3 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $8.1 million of technology impairments, $7.1 million of current expected credit loss (releases) provisions mainly in Oman, $0.2 million of litigation (releases) provisions, $4.7 million of restructuring projects, and $3.7 million of other write-offs (recoveries) and provisions (release of provisions) primarily related to a vendor bankruptcy and resulting provision for a construction-in-process prepayment previously made in Saudi Arabia. In the quarter ended March 31, 2025, Total Charges and Credits impacting Adjusted EBITDA included $1.5 million of costs associated with the restatement of our 2018-2020 financial statements, including the SEC inquiry and remediation, $1.1 million of impairments, ($0.2) million of current expected credit loss (releases) provisions, ($0.8) million of litigation (releases) provisions, and $1.0 million of other write-offs (recoveries) and provisions (release of provisions).
(2)	Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended March 31, 2026, was $2.9 million inclusive of Total Charges and Credits impacting Adjusted EBITDA of $2.9 million. Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended December 31, 2025, were $24.1 million, inclusive of $24.1 million of Charges and Credits impacting Adjusted EBITDA. Total Charges and Credits impacting Adjusted Net Income and Adjusted Diluted EPS for the quarter ended March 31, 2025, were $2.6 million, inclusive of $2.6 million of Charges and Credits impacting Adjusted EBITDA.
(3)	Does not foot due to rounding.

Table 2 - Reconciliation of Net Income to Adjusted EBITDA

	Quarter ended March 31, 2026	Quarter ended December 31, 2025	Quarter ended March 31, 2025

Net Income	$23,827	$7,803	$10,391
Add:
Income Taxes	7,114	7,173	3,325
Interest Expense, net	6,543	7,539	8,284
Depreciation and Amortization	36,281	37,823	37,891
Total Charges and Credits impacting Adjusted EBITDA (3)	2,906	24,076	2,572
Total Adjusted EBITDA	$76,671	$84,414	$62,463

(3)	Total Charges and Credits impacting Adjusted EBITDA are described in Table 1 above. Total Charges and Credits impacting Adjusted EBITDA exclude items related to interest, income tax and depreciation and amortization.

Table 3 - Reconciliation of Net cash provided by (used in) operating activities to Free Cash Flow

	3 months ended March 31, 2026	12 months ended December 31, 2025	3 months ended December 31, 2025	3 months ended September 30, 2025	3 months ended June 30, 2025	3 months ended March 31, 2025

Net cash provided by operating activities	$30,745	$264,242	$138,590	6,681	98,486	20,485
Less:
Capital expenditures	(36,004)	(143,454)	(42,834)	(40,753)	(29,743)	(30,124)
Free cash flow	$(5,259)	$120,788	$95,756	$(34,072)	$68,743	$(9,639)

Table 4 - Reconciliation to Net Debt

	As of March 31, 2026	As of December 31, 2025	As of March 31, 2025

Current installments of long-term debt	$64,500	$64,500	$67,323
Short-term borrowings	47,353	54,250	60,350
Long-term debt	175,542	191,378	238,651
Less:
Cash and cash equivalents	(92,956)	(124,797)	(78,695)
Net Debt	$194,439	$185,331	$287,629

For inquiries regarding NESR, please contact:

Blake Gendron or Stefan Angeli

National Energy Services Reunited Corp.

832-925-3777

investors@nesr.com